                                                         OMB APPROVAL
                                                   OMB Number 3235-0287
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue.

(Print or Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

Miller, III              Lloyd                     I.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

                              4550 Gordon Drive
--------------------------------------------------------------------------------
                                    (Street)

Naples                   FL                        34102
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)

________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

Aldila, Inc. - ALDA
________________________________________________________________________________
3.   IRS or Social Security Number of Reporting Person (Voluntary)

                              ###-##-####
________________________________________________________________________________
4.   Statement for Month/Year

                              March 2002
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [X]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable Line)

     [X]  Form filed by One Reporting Person
     [_]  Form filed by More than One Reporting Person
________________________________________________________________________________


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of
                             or Beneficially Owned
================================================================================

                                                                                                            6.
                                                             4.                              5.             Owner-
                                                             Securities Acquired (A) or      Amount of      ship
                                                3.           Disposed of (D)                 Securities     Form:     7.
                                                Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                  2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                 Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                        (Month/Day/    Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
                                  Year)
--------------------------------------------------------------------------------------------------------------------------------

 Common Stock                     3/20/02         P              7,800        A     $0.84    554,485(1)      I         By Lloyd I.
                                                                                                                       Miller, III,
                                                                                                                       Trust C
-----------------------------------------------------------------------------------------------------------------------------------
 Common Stock                     3/27/02         P             22,000        A     $0.84    865,503(1)      I         By  Lloyd I.
                                                                                                                       Miller, III,
                                                                                                                       Trust A-4
-----------------------------------------------------------------------------------------------------------------------------------
 Common Stock                     3/27/02         P             22,000        A     $0.84   1,044,865(1)     I         By Milfam II,
                                                                                                                       L.P.
-----------------------------------------------------------------------------------------------------------------------------------
 Common Stock                                                                                 107,500(1)     I         By Milfam I,
                                                                                                                       L.P.
-----------------------------------------------------------------------------------------------------------------------------------
 Common Stock                                                                                  87,290        D

===================================================================================================================================

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                   or                          Derivative    6.                of Underlying     8.       ities     Secur-   of
                   Exer-             4.        Securities    Date              Securities        Price    Bene-     ity:     In-
                   cise     3.       Trans-    Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                   Price    Trans-   action    or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                 of       action   Code      of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of           Deriv-   Date     (Instr.   (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative         ative    (Month/  8)        4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security           Secur-   Day/     ------    ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)         ity      Year)    Code V     (A)     (D)  cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

 Stock Options(2)  $1.70    9/4/01   A          26,314       (3)      9/4/11   Common    26,314  N/A      26,314    D
                                                                               Stock
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:


(1) The reporting person disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.

(2) Stock Option (right to buy) issued pursuant to Aldila, Inc.'s 1994 Stock Option Plan.

(3) The Stock Option vests in three equal annual installments beginning on September 4, 2002.

      /s/ Lloyd I. Miller III                                   4/5/02
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

________________________________________________________________________________
1.   Name and Address of Reporting Person:

Miller, III              Lloyd                     I.
--------------------------------------------------------------------------------

________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

Aldila, Inc. - ALDA
________________________________________________________________________________

________________________________________________________________________________
3.   Statement for Month/Year

                              March 2002
________________________________________________________________________________

================================================================================
               Table I -- Non-Derivative Securities Acquired, Disposed of
(Continued)                 or Beneficially Owned
================================================================================

                                                                                                            6.
                                                             4.                              5.             Owner-
                                                             Securities Acquired (A) or      Amount of      ship
                                                3.           Disposed of (D)                 Securities     Form:     7.
                                                Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                  2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                 Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                        (Month/Day/    Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
                                  Year)
--------------------------------------------------------------------------------------------------------------------------------

 Common Stock                                                                               3,600(1)       I          By Lloyd I.
                                                                                                                      Miller,III,
                                                                                                                      Trustee GST
                                                                                                                      f/b/o Lloyd I.
                                                                                                                      Miller III
-----------------------------------------------------------------------------------------------------------------------------------
 Common Stock                                                                               5,000(1)       I          By Lloyd I.
                                                                                                                      Miller, III,
                                                                                                                      custodian
                                                                                                                      under Florida
                                                                                                                      UGMA for Tyler
                                                                                                                      Dulmage
-----------------------------------------------------------------------------------------------------------------------------------
 Common Stock                                                                               5,000(1)       I          By Lloyd I.
                                                                                                                      Miller, III,
                                                                                                                      custodian
                                                                                                                      under Florida
                                                                                                                      UGMA for Wylie
                                                                                                                      Dulmage
-----------------------------------------------------------------------------------------------------------------------------------
 Common Stock                                                                               3,000(1)       I          By Lloyd I.
                                                                                                                      Miller, III,
                                                                                                                      co-Trustee
                                                                                                                      with Kimberly
                                                                                                                      S. Miller
                                                                                                                      f/b/o Lloyd I.
                                                                                                                      Miller IV and
                                                                                                                      Alexandra B.
                                                                                                                      Miller
-----------------------------------------------------------------------------------------------------------------------------------
 Common Stock                                                                               3,500(1)       I          By Lloyd I.
                                                                                                                      Miller, III,
                                                                                                                      Trustee GST
                                                                                                                      f/b/o
                                                                                                                      Catherine C.
                                                                                                                      Miller
-----------------------------------------------------------------------------------------------------------------------------------

 Common Stock                                                                               3,000(1)       I          By Kimberley
                                                                                                                      S. Miller
===================================================================================================================================

________________________________________________________________________________
1.   Name and Address of Reporting Person

Miller, III              Lloyd                     I.
--------------------------------------------------------------------------------

________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol:

Aldila, Inc. - ALDA
________________________________________________________________________________

________________________________________________________________________________
3.   Statement for Month/Year

                              March 2002
________________________________________________________________________________

================================================================================
               Table I -- Non-Derivative Securities Acquired, Disposed of
(Continued)                 or Beneficially Owned
================================================================================

                                                                                                            6.
                                                             4.                              5.             Owner-
                                                             Securities Acquired (A) or      Amount of      ship
                                                3.           Disposed of (D)                 Securities     Form:     7.
                                                Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                  2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                 Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                        (Month/Day/    Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
                                  Year)
--------------------------------------------------------------------------------------------------------------------------------

 Common Stock                                                                               3,200(1)       I          By Lloyd I.
                                                                                                                      Miller, III,
                                                                                                                      custodian
                                                                                                                      under Florida
                                                                                                                      UGMA for
                                                                                                                      Alexandra B.
                                                                                                                      Miller
-----------------------------------------------------------------------------------------------------------------------------------
 Common Stock                                                                               5,000(1)       I          By Dail Miller
-----------------------------------------------------------------------------------------------------------------------------------
 Common Stock                                                                               3,200(1)       I          By Lloyd I.
                                                                                                                      Miller, III,
                                                                                                                      custodian
                                                                                                                      under Florida
                                                                                                                      UGMA for Lloyd
                                                                                                                      I. Miller, IV
-----------------------------------------------------------------------------------------------------------------------------------
 Common Stock                                                                               3,500(1)       I          By Lloyd I.
                                                                                                                      Miller, III,
                                                                                                                      Trustee GST
                                                                                                                      f/b/o Kimberly
                                                                                                                      S. Miller
-----------------------------------------------------------------------------------------------------------------------------------
 Common Stock                                                                               2,000(1)       I          Lloyd I.
                                                                                                                      Miller, III,
                                                                                                                      LLC
===================================================================================================================================